WELLS FARGO(logo)	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2014, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer, PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor, and CITIBANK N.A., as Certificate Administrator and DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2014-GC25 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.	Together we’ll go far